Exhibit 99.1

NeoStem Announces Partial Exercise of Underwriters' Over-Allotment Option
NEW YORK, April 30, 2013 (GLOBE NEWSWIRE) -- NeoStem, Inc. (NYSE MKT: NBS) (“NeoStem” or the “Company”), a leader in the emerging cellular therapy market, today announced the partial exercise of the over-allotment option granted to the underwriters to purchase an additional 1,500,000 shares of its common stock, at a price to the public of $0.50 per share, in connection with the Company's recently announced underwritten public offering of 20,000,000 shares of common stock, bringing total gross proceeds from the offering to $10,750,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.
Aegis Capital Corp. acted as sole book-running manager of the offering.
This offering is being made pursuant to a shelf registration statement that the Company previously filed with the Securities and Exchange Commission (SEC), and which became effective on October 3, 2012. Electronic copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the SEC's website at http://www.sec.gov or from Aegis Capital Corp, 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.
This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company's securities. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
About NeoStem, Inc.
NeoStem, Inc. (“NeoStem” or the “Company”) is a leader in the emerging cellular therapy industry. Our business model includes the development of novel proprietary cell therapy products as well as operating a contract development and manufacturing organization (“CDMO”) providing services to others in the regenerative medicine industry. The combination of a therapeutic development business and revenue-generating service provider business provides the Company with capabilities for cost effective in-house product development and immediate revenue and cash flow generation.
For more information, please visit: www.neostem.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's research and development and clinical evaluation efforts for cellular therapies, including with respect to AMR-001, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry and the Company's ability to successfully grow its contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013 and in the Company's periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.
CONTACT:    NeoStem
        Dr. Robin L. Smith
        Chairman and CEO
        Phone: +1-212-584-4174
        Email: rsmith@neostem.com